Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Departure of Chief Financial Officer
Vice president and corporate controller will serve as interim CFO.

OVERLAND PARK, Kan. (Nov. 2, 2016) – Compass Minerals (NYSE:CMP) announced today that its chief financial officer, Matthew Foulston, is departing the company to assume the role of chief financial officer at a Chicago-based public company. His last day with Compass Minerals will be December 1, 2016.

Effective immediately, current vice president and corporate controller, John Craft, has been named interim chief financial officer while the company conducts the process to identify a full-time successor.

“Matthew has been an important member of our leadership team, ensuring financial discipline as we execute our strategic growth plan, and has built a strong finance team,” stated Fran Malecha, Compass Minerals president and CEO. “With John’s experience in a variety of finance and accounting leadership roles, I am confident that he will provide steady leadership as interim CFO.”

Craft has been with Compass Minerals since March 2015, when he joined the company as vice president of internal audit and compliance. Shortly after joining the company, he was named vice president and corporate controller. In this role he has been instrumental in enhancing the financial control environment, improving the company’s financial reporting processes and facilitating the centralization of finance functions to reduce costs and increase efficiency.

Prior to joining Compass Minerals, Craft served as chief financial officer at Delphi Connection Systems-Americas. During his tenure, he was responsible for all finance and accounting activities in North and Central America. He has also held finance leadership positions at FCI Corporation and D&M Holdings, Inc. Craft was with Ford Motor Company for 20 years, where he held numerous finance and accounting positions with increasing responsibility.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations

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throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Media Contact	Investor Contact
Tara Hart	Theresa Womble
Manager of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
MediaRelations@compassminerals.com	womblet@compassminerals.com